Independent Auditors' Consent

American Century Strategic Asset Allocations, Inc.:

We consent to the use in Post-Effective Amendment No. 3 to Registration Statement No. 33-79482 of our report dated January 13, 1998, included in the Annual Report to Shareholders for the year ended November 30, 1997, and incorporated by reference in the Statement of Additional Information, which is a part of such Registration Statement, and to the references to us under the caption "Financial Highlights" appearing in the Prospectuses, which also are a part of such Registration Statement.



/s/Deloitte & Touche LLP

Kansas City, Missouri
March 26, 1998